As filed with the Securities and Exchange Commission on April 22, 2019

Registration No. 333-211569

Registration No. 333-190471

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-211569

FORM S-8 REGISTRATION STATEMENT NO. 333-190471

UNDER

THE SECURITIES ACT OF 1933

Jones Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1311	80-0907968
(State or other jurisdiction	(Primary Standard Industrial	(IRS Employer
of incorporation or organization)	Classification Code Number)	Identification No.)

807 Las Cimas Parkway, Suite 350
Austin, Texas 78746
(512) 328-2953

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Carl F. Giesler, Jr.

Chief Executive Officer

Jones Energy, Inc.

807 Las Cimas Parkway, Suite 350
Austin, Texas 78746
(512) 328-2953

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew R. Pacey

Michael W. Rigdon

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

(713) 836-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) are being filed by Jones Energy, Inc. (“Jones”), to deregister all shares of common stock unsold under the following Registration Statements on Form S-8 (the “Registration Statements”) filed by Jones with the Securities and Exchange Commission:

•             Registration Statement No. 333-211569, filed on May 25, 2016, registering 3,500,000 shares of Class A common stock under the Amended and Restated Jones Energy, Inc. 2013 Omnibus Incentive Plan;

•             Registration Statement No. 333-190471, filed on August 8, 2013, registering 3,850,000 shares of Class A common stock under the Amended and Restated Jones Energy, Inc. 2013 Omnibus Incentive Plan;

As previously disclosed, on April 14, 2019, Jones and certain of its U.S. subsidiaries (together with Jones, the “Company”), commenced voluntary Chapter 11 proceedings and filed a prearranged plan of reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division. The Company’s Chapter 11 cases are jointly administered under the caption In re: Jones Energy, Inc., et al., Case No. 19-32112 (the “Chapter 11 Cases”).

As a result of the Chapter 11 Cases, Jones has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by Jones in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, Jones hereby removes from registration by means of these Post-Effective Amendments all of such securities registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and Jones hereby terminates the effectiveness of such Registration Statements.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”), the registrant has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Austin, State of Texas, on April 22, 2019. No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Act.

JONES ENERGY, INC.

By:	/s/ Carl F. Giesler, Jr.
Carl F. Giesler, Jr.
Chief Executive Officer

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